EXHIBIT 99.1

NEWS RELEASE
TRI-VALLEY REPORTS INCREASED ASSETS, REVENUES, STOCKHOLDER EQUITY AND ONE-TIME LOSSES

CONTACT: F. LYNN BLYSTONE, PRESIDENT & CEO

Bakersfield, California March 17, 2006 AMEX "TIV"

Tri-Valley Corporation (AMEX-TIV) announced that its assets for the fiscal year ending December 31, 2005 had increased 37% to $19,798,730 from $14,473,326 in fiscal year 2004. Stockholder equity rose 11% to $7,562,720 in fiscal year 2005 from $6,796,903 in fiscal year 2004.

Primarily due to heavy investing forward to acquire new producing assets, including one time non-cash amounts from stock issued to purchase oil interests and mining royalties totaling some $5 million, the Company reported a loss of $9,730,071 in fiscal year 2005 compared to a loss of $1,171,005 in fiscal year 2004. Tri-Valley also made one time investments to launch a new industrial minerals joint venture in fiscal year 2005 which has begun production and is now generating increased revenues projected to exceed $3 million in 2006 and $11 million in 2007.

Revenues, particularly from the sale of oil and gas prospects, increased to $12,528,606 in fiscal year 2005, up from $4,498,670 in fiscal year 2004. However, expenses, particularly in mining exploration costs, costs of oil and gas prospects sold and general and administrative overhead increased to $22,258,677 in fiscal year 2005 compared to $5,669,675 in fiscal year 2004. These expenses included both cash and non-cash investments to buy properties with producible oil, buy back royalty burdens on mining assets, and fund the launch of a new joint industrial minerals mining joint venture.

"Last year we had several exceptional opportunities which required payment in advance of generating revenue from those projects. We took the challenge and are now receiving revenue from new oil and industrial mineral production which will add considerable value to our shares as we increase that production. Management believes this loss represents less than 2% of the future net value of just one of these assets that will be translated into Tri-Valley share value. We expect to see profitable operations by late 2006 as we ramp up production on these properties," said F. Lynn Blystone, president and chief executive officer.

The Company is buying workover and drilling rigs to assure its ability to exploit the new oil properties and build production and revenue.

"It is our goal to work over 28 idle wells, drill four core wells, and two horizontal wells yet this year on our Temblor Valley property with the aim of reaching 1,200 barrels of oil per day from just that one property," Blystone said.

He noted that the industrial minerals joint venture is scaling up production of its cinder and basalt deposits to serve California's burgeoning construction, road building, and landscaping markets. The Bakersfield area around the Company's headquarters alone has 84,000 new homes in the pipeline according to industry sources.

Blystone also advised that the Company has elected to take a 15-day extension to file its annual Form 10-K as the addition of new business had greatly increased the complexity of reporting over previous years as well as the completion of the Company's move to larger facilities, which slowed the audit process.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company's quarterly report on Form 10-Q for the quarter ended September 30, 2005, and the annual report on Form 10-K for the year ended December 31, 2004.

The Company is in its 43rd year of business as a successful operating company and for 32 years has been a full reporting 12 (g) publicly traded Delaware Corporation. Tri-Valley Corporation stock is publicly traded on the American Stock Exchange under the symbol "TIV" in the United States and is also traded in Europe on the Frankfurt Stock Exchange under the symbol "TVC WKN 911919." Our company websites, which include all SEC filings, are www.trivalleycorp.com and www.tri-valley.de.

CONTACT:
F. LYNN BLYSTONE, PRESIDENT & CEO
TRI-VALLEY CORPORATION
800-579-9314